Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Noelle Krempasky

Assistant Vice President & Marketing Manager

(570) 504.8038

noelle.krempasky@fddbank.com

Fidelity Bank Announces Purchase, Renovation

Of Iconic Electric Building for New Corporate Headquarters

Scranton, PA – April 21, 2022 – Fidelity Bank announced yesterday that it has purchased the iconic Scranton Electric Building in downtown Scranton for its new corporate headquarters.

“The Scranton Electric Building was originally home to the Board of Trade, the center of commerce for Northeastern Pennsylvania,” said Daniel J. Santaniello, President & CEO. “By purchasing and renovating this iconic landmark, Fidelity Bank will restore it to its rightful place as a center of commerce in the region, preserve an historic landmark, and contribute to the continued revitalization of downtown Scranton.”

Due to Fidelity’s rapid growth in recent years, Santaniello said that consolidating the bank’s corporate offices into one headquarters has become a pressing need.  Since 2011, the number of bankers has more than doubled, and the bank’s asset size has increased by more than $1.8 billion. The move to the Scranton Electric Building will allow the bank to centralize many of the corporate functions that are now spread across a few different buildings,  Santaniello said.

The new Fidelity Bank headquarters will bring more than 130 workers, job opportunities, and revenue growth to downtown Scranton. The building will consist of offices, a bank branch, and Wealth Management center. The new consolidated headquarters will have a multiplier effect on the local economy, bringing new revenue opportunities to the city’s businesses, restaurants, stores, and service providers.

“Scranton is the largest city in our area, and its economic revival is paramount to the success of many small businesses, not just within the city, but throughout Lackawanna County and all of Northeastern Pennsylvania,” Santaniello said. “Moving our corporate headquarters to the Scranton Electric Building signifies our long-term commitment to the region, and the individuals, families, and businesses we serve.”

Through the state’s Redevelopment Assistance Capital Program, or RACAP, the Bank has received $4 million in funding for the project,  although the entire project is expected to cost about $20 million.

Exhibit 99.1

The Scranton Electric Building was built in 1896 and was the city’s first skyscraper. Designed by New York City architect Lansing Holden, the eight-story Beaux Arts building is clad in limestone and features a double-gabled roof. Sold in 1926 to the Scranton Electric Co., the “Electric City” sign was added to the roof two years later and the building became known as the Scranton Electric Building to commemorate Scranton becoming one of the first cities in the country to use electric streetlights and the first to establish a successful electric trolley system. The sign remained unlit for 25 years until it was restored in 2004. In 2021, after remaining unlit for several weeks, Fidelity Bank stepped up and provided funding to keep the emblematic sign illuminating the night skies over downtown Scranton.

“The Scranton Electric Building symbolizes growth, innovation and the vitality of the people who live in Northeastern Pennsylvania” Santaniello said.  “Our commitment last October to keep the sign illuminated was just the first step in re-energizing this building as a symbol of the city’s renaissance.”

About Fidelity Bank

Fidelity Bank has built a strong history as trusted financial advisor to the clients served with 22 full-service offices throughout Lackawanna, Luzerne and Northampton Counties, along with the Fidelity Bank Wealth Management Minersville Office in Schuylkill County. Fidelity Bank provides a digital and virtual experience via online banking and mobile app, digital services, and digital account opening. Additionally, Fidelity Bank offers full-service Trust & Investment Departments, a Mortgage Center, and an array of personal and business banking products and services. Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided nearly 3,137 hours of volunteer time and over $1.8 million in donations to non-profit organizations directly within the markets served throughout 2021. The Company continues its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.

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